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                                                                    Exhibit 4.17


                                  PROJECT PARTY

                              CONSENT TO ASSIGNMENT

         THIS CONSENT TO ASSIGNMENT (this "Consent to Assignment") is entered into as of June 1, 1999 by Pennsy Supply, Inc. (the "Consenting Party"), and IBJ Whitehall Bank & Trust Company, as Collateral Agent (hereinafter, in such capacity, together with any successors thereto in such capacity, referred to as the "Assignee"), for the benefit of and on behalf of the Senior Parties defined below.

         A. AES Ironwood, L.L.C. (the "Company"), a Delaware limited liability company, is providing for the development, construction, ownership and operation of a nominal 705 MW (net) gas-fired combined cycle electric generating facility and related equipment and facilities (the "Project") to be located in South Lebanon Township, Lebanon County, Pennsylvania.

         B. The Company intends to finance the development and construction of the Project, in part, through the issuance, from time to time, of certain securities (the "Securities") pursuant to a Trust Indenture, dated as of June 1, 1999 between the Company and IBJ Whitehall Bank & Trust Company, as trustee (the "Trustee"), as it may be amended or supplemented from time to time (the "Indenture").

         C. In connection with the commencement of commercial operation of the Project, the Company is required to deliver the Debt Service Reserve Letter of Credit (the "DSR Letter of Credit"). Dresdner Bank AG, New York Branch, as issuing bank, has agreed to issue the DSR Letter of Credit subject to the terms and conditions contained in the DSR LOC Reimbursement Agreement, dated as of June 1, 1999 (as amended, supplemented or modified and in effect from time to time, the "DSR LOC Reimbursement Agreement"), among each of the banks and financial institutions parties thereto and Dresdner Bank AG, New York Branch, as issuing bank and as agent for such banks and financial institutions (in such capacity as agent, and together with its successors and assigns, the "DSR LOC Provider").

         D. In connection with the Company's fulfillment of its obligations under Section 19.2 of the Power Purchase Agreement, the Company may deliver the Construction Period Letter of Credit (the "CP LOC"). Dresdner Bank AG, New York Branch, as issuing bank, has agreed to issue the CP LOC subject to the terms and conditions contained in the CP LOC Reimbursement Agreement, dated as of June 1, 1999 (as amended, supplemented or modified and in effect from time to time, the "CP LOC Reimbursement Agreement"), among each of the banks and financial institutions parties thereto and Dresdner Bank AG, New York Branch, as issuing bank and as agent for such banks and financial institutions (in such capacity as agent, and together with its successors and assigns, the "CP LOC Provider").



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         E. The Company may finance certain working capital requirements of the
Project by entering into a working capital agreement with a financial institution for the provision of credit to the Company (such financial institution, the "Working Capital Provider").

         F. All obligations of the Company under the Securities, the DSR LOC Reimbursement Agreement, the CP LOC Reimbursement Agreement, the Collateral Agency Agreement (defined below), and any working capital agreement (collectively, the "Financing Documents") to the Trustee, the DSR LOC Provider, the CP LOC Provider, the Collateral Agent, any Working Capital Provider, each successor to any such person and each other person providing Senior Debt to the Company who becomes a party to the Collateral Agency Agreement pursuant to its terms (collectively, the "Senior Parties") will be secured by a certain Mortgage, Security Agreement, Indenture, Pledge Agreement and Assignment of Leases and Income, each between the Company and IBJ Whitehall Bank & Trust Company (collectively, the "Security Documents").

         G. The Collateral Agent, the Company, the DSR LOC Provider and the Trustee entered into the Collateral Agency and Intercreditor Agreement (as amended, supplemented or modified and in effect from time to time, the "Collateral Agency Agreement") to set forth their mutual understanding with respect to (a) the exercise of certain rights, remedies and options by the respective parties thereto under the above described documents, (b) the priority of their respective security interests created by the Security Documents, (c) the application of project revenues and certain other monies and items and (d) the appointment of the Collateral Agent as collateral agent.

         H. The Company and the Consenting Party have entered into that certain Agreement Relating to Real Estate dated October 22, 1998 and Easement and Right of Access Agreement dated April 15, 1999, as amended from time to time, (collectively the "Assigned Agreement") for the purposes therein set forth.

         I. The Company has notified the Consenting Party that all of the Company's right, title and interest in the Assigned Agreement is to be assigned to the Collateral Agent as security pursuant to one or more of the Security Documents.

         J. It is a condition precedent to the extension of credit by the Senior Parties that the Consenting Party execute and deliver this Consent to Assignment for the benefit of the Senior Parties.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used herein shall have the respective meanings specified herein or, if not defined herein, as defined in the Assigned Agreement.

         2. Consent to Assignment. The Consenting Party hereby irrevocably consents to the assignment of the Assigned Agreement by the Company to the Assignee for the benefit of the Senior Parties as security, and the Consenting Party shall continue performance under the Assigned Agreement in accordance with its terms and the terms of this Consent to Assignment. Until all



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obligations under the Financing Documents have been performed and paid in full, all obligations of the Consenting Party under the Assigned Agreement, subject to the terms and conditions of the Assigned Agreement with respect to the rights of the parties thereunder, shall inure to the benefit of the Assignee for the benefit of the Senior Parties to the same extent as if the Assignee instead of the Company were an original party to the Assigned Agreement.

         3. No Defaults. The Consenting Party acknowledges and agrees that (a) the Assigned Agreement is in full force and effect and there are no amendments, modifications or supplements thereto, either oral or written, (b) the Consenting Party has not assigned, transferred or hypothecated the Assigned Agreement or any interest therein, (c) the Consenting Party has no knowledge of any default by the Company in any respect of the performance of any provision of the Assigned Agreement and no knowledge of any grounds for termination of the Assigned Agreement by the Consenting Party, (d) none of the Company's rights under the Assigned Agreement has been waived, (e) the assignment by the Company of the Assigned Agreement to the Assignee, as security, and the acknowledgment of and consent to such assignment by the Consenting Party, will not cause or constitute a default under the Assigned Agreement or an event or condition which would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement, and (f) a foreclosure or other exercise of remedies under any of the Security Documents or any sale thereunder by the Assignee, any of the Senior Parties or any of their respective designees or assignees, whether by judicial proceedings or under any power of sale contained therein, or any conveyance from the Company to the Assignee, any of the Senior Parties or any of their respective designees or assignees, in lieu thereof, if made to a Permitted Assignee (only) in accordance with the terms and provisions of the Assigned Agreement (a "Permitted Assignee") and provided such remedies do not violate the terms of the Assigned Agreement, shall not require further consent of the Consenting Party or cause or constitute a default under the Assigned Agreement or an event or condition which would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement.

         4. Notice of Company's Defaults and Termination. Anything in the Assigned Agreement notwithstanding, for so long as any financing liabilities are outstanding under the Financing Documents and until the same have been satisfied in full, the Consenting Party shall not claim prevention of or interference with performance of its obligations under the Assigned Agreement, nor shall the Consenting Party exercise any right it may have under the Assigned Agreement, at law or in equity, to cancel, suspend or terminate the Assigned Agreement, or any of its obligations thereunder, as the result of any default or other action or omission of the Company without first giving a copy of a notice of default to the Assignee, such notice to be coupled with an opportunity to cure any such default within forty-five (45) days from notice to the Assignee (or, with respect to nonmonetary defaults or defaults the curing of which requires the Assignee's possession of the Facility through foreclosure, such longer period of time as may be necessary under the circumstances to cure such default or complete such foreclosure, provided the Assignee, any of the Senior Parties, or any of their respective assignees or designees is diligently pursuing such cure or foreclosure), such cure period to commence upon delivery of such notice to the Assignee, or, with respect to any defaults which are not susceptible of being so corrected, to rectify to the Consenting Party's reasonable satisfaction the effect upon the Consenting Party of such default by the Company within such period. Such notice shall be in writing and shall be deemed to have been given
(a) when presented personally, (b) one business day after being deposited for


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overnight delivery with a nationally recognized overnight courier, such as
FedEx, (c) when received, if deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to the Assignee at the address indicated below or such other address as the Assignee may have specified by written notice delivered in accordance herewith), or (d) when transmitted by telecopy to the number specified below and the receipt confirmed telephonically by recipient, provided that such telecopy is then followed by a copy of such notice delivered by a method specified in clause (a), (b) or (c) above.

                   IBJ Whitehall Bank & Trust Company, as Collateral Agent One State Street
                   New York, New York  10004
                   Attention: Capital Markets Trust Services
                   Facsimile: 212-858-2952

         Notwithstanding the foregoing or anything in the Assigned Agreement,
(a) with respect to Emergency Defaults only, the Assignee shall not be entitled to any additional cure periods beyond the cure periods provided to the Company under the Assigned Agreement; (b) the Consenting Party acknowledges that the Consenting Party shall have no right to exercise any remedy for an Emergency Default other than self-help and monetary damages; (c) the Consenting Party agrees that it shall not unreasonably interfere with the operations of the Project in exercising its self-help remedies; and (d) the Assignee may at any time step in, in a commercially reasonable manner, to cure any Event of Default whether or not the Consenting Party is exercising its self-help remedies with respect thereto, and, upon the Assignee's assumption of the remedies being exercised by the Consenting Party in a commercially reasonable manner, the Consenting Party shall cease exercising self-help; provided, however, that, with respect to an Event of Default relating to water pumping obligations, the Assignee (or its Contractor) must meet the standards applicable to a Permitted Assignee under Section 4(c) of the Assigned Agreement.

         Failure of the Consenting Party to provide such notice to the Assignee shall not constitute a breach of this Consent to Assignment, and the Assignee agrees that the Consenting Party shall have no liability to the Assignee for such failure whatsoever; however, no cancellation, suspension or termination of the Assigned Agreement by the Consenting Party, or of any of the Consenting Party's obligations thereunder by the Consenting Party, shall be binding upon the Assignee or any of the Senior Parties without such notice and the lapse of the applicable cure period. Any dispute that may arise under the Assigned Agreement notwithstanding, the Consenting Party shall continue performance under the Assigned Agreement and resolve any dispute without discontinuing such performance until the lapse of the notice and applicable cure periods or extension periods. The Assignee or any of the Senior Parties may, but shall be under no obligation to, make any payment or perform any act required thereunder to be made or performed by the Company, with the same effect as if made or performed by the Company. If the Assignee or any of the Senior Parties fails to cure or rectify the effect of a default under the Assigned Agreement within forty-five (45) days from notice to the Assignee (or, with respect to nonmonetary defaults or defaults the curing of which requires the Assignee's possession of the Facility through foreclosure, such longer period of time as may be necessary under the circumstances to cure such default or complete such foreclosure, provided the Assignee, any of the Senior Parties, or any of their respective assignees or designees is diligently pursuing such cure or such foreclosure), whichever is longer, such cure period to



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commence upon such notice to the Assignee, the Consenting Party shall have all its rights and remedies with respect to such default as set forth in the Assigned Agreement.

         5. Payments to Revenue Account. The Consenting Party hereby agrees that, so long as any notes, bonds, loans, letters of credit, commitments or other obligations are outstanding under the Financing Documents and until the same have been satisfied in full, all payments to be made by the Consenting Party with respect to the Assigned Agreement shall be in lawful money of the United States of America, in immediately available funds. The Company hereby directs the Consenting Party to, and the Consenting Party hereby agrees to, make all such payments with respect to the Assigned Agreement directly to the Assignee at ABA No. 026007825, for credit to AES Ironwood, L.L.C., for further credit to Account No. 630000041.2 (Revenue Account) Attention: Capital Markets Trust Services, or to such other person and/or at such other address as the Assignee may from time to time specify in writing to the Consenting Party. Any such payment shall be deemed to be a payment by the Consenting Party to the Company under the Assigned Agreement.

         6. Protection of the Assignee. In the event that either (a) the Company's interest in the Project shall be sold, assigned or otherwise transferred to a Permitted Assignee pursuant to the exercise of any right, power or remedy by the Assignee or pursuant to judicial proceedings, or (b) the Company rejects all or a portion of the Assigned Agreement under Title 11, United States Code, or other similar Federal or state statute and such rejection is approved by the appropriate bankruptcy court or is otherwise effective pursuant to such statute, and in either case (i) no funds payable under the Assigned Agreement shall be due and payable to the Consenting Party, (ii) the effect upon the Consenting Party of any default not susceptible of being corrected shall have been rectified to the Consenting Party's reasonable satisfaction, (iii) the Assigned Agreement shall have been validly terminated pursuant to the terms of the Assigned Agreement by reason of a default or a rejection by the Company or a trustee in bankruptcy under Title 11, United States Code, or other similar Federal or state statute, and (iv) the Assignee or any of the Senior Parties (or a designee or nominee) and shall be obligated to cure, or shall have arranged for the curing, of any default susceptible of being corrected by the Assignee or any of the Senior Parties or by a purchaser at any judicial or non-judicial sale, provided the party actually curing the default is a Permitted Assignee, the Consenting Party shall, promptly, and in no event longer than ten (10) days after receipt of written request therefor, execute and deliver an agreement to the Assignee, any of the Senior Parties or any of their respective nominees, purchasers, assignees or transferees, as the case may be, provided such party is a Permitted Assignee, for the remainder of the term of the Assigned Agreement and with the same terms as are contained therein. References in this Consent to Assignment to "Assigned Agreement" shall be deemed also to include such new agreement.

         7. Acknowledgement of the Assignee's Obligations and Rights. Neither the Assignee nor any of the Senior Parties has any obligation hereunder to extend credit to the Consenting Party or any contractor of the Consenting Party at any time for any purpose. Neither the Assignee nor any of the Senior Parties shall have any obligation to the Consenting Party under the Assigned Agreement unless and until such time as such entity succeeds to the interest of the Company under the Assigned Agreement pursuant to the Assignee's election to exercise its rights hereunder. Upon the occurrence and during the continuance of an event of default under any of the Security Documents, the Assignee or any of the Senior Parties shall have the right to the extent authorized


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under the Assigned Agreement and the Security Documents, to (a) take possession of the Project and operate the same, (b) sell or otherwise transfer their interest in the Project if such purchaser at such sale is a Permitted Assignee, and such purchaser shall succeed to the Assignee's or the Senior Parties' rights hereunder, as the case may be, in accordance with the terms of the Assigned Agreement and this Consent to Assignment and (c) exercise all rights of the Company under the Assigned Agreement in accordance with the terms thereof. Subject to the Assignee's compliance with the provisions of the Assigned Agreement (if applicable) and the terms of this Consent to Assignment, the Consenting Party shall cooperate with the Assignee and comply in all respects in the Assignee's exercise of such rights. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an event of default under any of the Financing Documents, the Assignee, any of the Senior Parties or any of their respective designees or assignees shall, in accordance with the terms of the Assigned Agreement, have the full right and power to enforce directly against the Consenting Party all obligations of the Consenting Party under the Assigned Agreement and otherwise to exercise all remedies thereunder, and to make all demands and give all notices and make all requests required or permitted to be made by the Company under the Assigned Agreement. The Assignee, any of the Senior Parties or any of their respective designees shall have the right, but not the obligation, to perform any act, duty or obligation required of the Company thereunder at any time; provided that nothing herein shall require the Assignee, any of the Senior Parties or any of their respective designees or assignees to cure any default of the Company under the Assigned Agreement or to perform any act, duty or obligation of the Company under the Assigned Agreement.

         8. Refinancing. The Consenting Party hereby acknowledges that the Company may from time to time obtain refinancing for the Project (including privately or publicly placed bonds or notes), and the Consenting Party agrees that it will promptly upon request execute in favor of the lenders providing such refinancing a consent to assignment as requested by such lenders; provided that the terms and conditions contained in such consent to assignment shall be no less favorable to the Consenting Party than those terms and conditions contained in this Consent to Assignment.

         9. Representations. The Consenting Party represents and warrants to the Assignee as follows:

                  (a) The Consenting Party is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania and is in good standing in all jurisdictions where necessary in light of the business it conducts (including, without limitation, performance of its obligations under the Assigned Agreement) and the properties it owns.

                  (b) The Consenting Party has the necessary corporate power, corporate authority and legal right to execute, deliver and perform its obligations under the Assigned Agreement and this Consent to Assignment, and the execution and delivery by the Consenting Party of the Assigned Agreement and this Consent to Assignment and the performance of its obligations thereunder and hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Consenting Party's board of directors or any shareholder of the Consenting Party, (ii) violate any provision of the corporate charter or by-laws of the Consenting Party or any provision of any material law, rule or regulation, or any material order, writ, judgment, injunction, decree, determination or award having applicability to the Consenting



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Party, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Consenting Party is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Consenting Party; and the Consenting Party is not in violation, breach or default of any provision of the corporate charter or by-laws of the Consenting Party or any provision of any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award having applicability to the Consenting Party or any agreement referred to above in clause (iii) of this subsection (b), which violation could have a material adverse effect on the ability of the Consenting Party to perform its obligations under this Consent to Assignment or the Assigned Agreement.

                  (c) The Assigned Agreement and this Consent to Assignment have been duly executed and delivered and each constitutes a valid and binding obligation of the Consenting Party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights and general equitable principles.

                  (d) No consent or approval of, or other action by, or any notice or filing with, any court or administrative or governmental body (except those previously obtained and in full force and effect) is required in connection with the execution and delivery of the Assigned Agreement or this Consent to Assignment or the performance by the Consenting Party of its obligations thereunder or hereunder. The Consenting Party has obtained all permits, licenses, approvals, consents, authorizations and exemptions, if any, with respect to the performance of its obligations under the Assigned Agreement and this Consent to Assignment required by applicable laws, statutes, rules and regulations in effect as of the date hereof.

                  (e) The Consenting Party is not in default with respect to the Assigned Agreement and has no knowledge, as of the date hereof, of any claims or rights of set-off by the Consenting Party or by any of its affiliates against the Company.

                  (f) There are no proceedings pending or, to the best of the Consenting Party's knowledge after due inquiry, threatened against or affecting the Consenting Party in any court or before any governmental authority or arbitration board or tribunal (whether or not purportedly on behalf of the Consenting Party) which may result in a material or adverse effect upon the property, business, prospects, profits or condition (financial or otherwise) of the Consenting Party, or the ability of the Consenting Party to perform its obligations under, or which purports to affect the legality, validity or enforceability of, the Assigned Agreement or this Consent to Assignment; and the Consenting Party is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal.

         10. Binding Upon Successors. All agreements, covenants, conditions and provisions of this Consent to Assignment shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.


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         11. Captions. The captions or headings at the beginning of each Section hereof are for the convenience of the parties hereto only and are not a part of this Consent to Assignment.

         12. Governing Law. In accordance with New York General Obligations Law
Section 5-1401, this Consent to Assignment shall be governed by and construed in accordance with the internal laws of the State of New York, provided, that the parties agree that any interpretation of the Assigned Agreement shall be in accordance with the laws of the Commonwealth of Pennsylvania.

         13. Amendment. This Consent to Assignment may be modified, amended or rescinded only by a writing expressly referring to this Consent to Assignment and signed by both the Consenting Party and the Assignee. The Assignee may request the direction of the Senior Parties prior to signing any amendments described herein.

         14. Severability. Every provision of this Consent to Assignment is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable, and to the extent possible all of such other provisions shall remain in full force and effect.

         15. Counterparts. This Consent to Assignment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         16. Authority to Take Specific Actions. Notwithstanding any provision of this Consent to Assignment to the contrary, if an action by the Assignee is authorized by the Assigned Agreement or by this Consent to Assignment, the Consenting Party shall be obligated to recognize or follow instructions given by a Senior Party or any of its respective designees or assignees, or any successor or assign of Assignee or any Senior Party, only if such person has provided to the Consenting Party reasonable written documentation of its authority by or on behalf of the Assignee to undertake the action which it is requesting or directing, and a written certification to the Consenting Party that it is so authorized to act.





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         IN WITNESS WHEREOF, each of the Consenting Party and the Assignee has duly executed this Consent to Assignment as of the date first above written.



                                   PENNSY SUPPLY, INC.

                                   By: /s/ Harry G. Lake, Jr.
                                       --------------------------------
                                       Name:  Harry G. Lake, Jr.
                                       Title: Sr. VP Sales & Marketing


                                    IBJ WHITEHALL BANK & TRUST COMPANY,
                                    as COLLATERAL AGENT


                                   By: /s/ Thomas McCutcheon
                                       ------------------------------------
                                       Name:  Thomas McCutcheon
                                       Title: Assistant Vice President


REVIEWED AND CONSENTED TO:

AES IRONWOOD, L.L.C.

By:    /s/ Patricia L. Rollin
       -------------------------
Name:  Patricia L. Rollin
Title: Vice President









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